Exhibit 11



                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss

              For the Years Ended December 31, 1996, 1995, and 1994

                                                Year Ended December 31,
                                      ------------------------------------------
                                        1996             1995           1994
                                        ----             ----           ----
  Computation of Loss Per Share:

  Weighted average number
  of shares outstanding               18,714,646      18,714,646     18,714,646
                                    ============    ============   ============
  Loss applicable to common
  stock:(1)

  From Continuing Operations        $ (8,407,000)   $ (8,359,000)  $ (8,448,000)
                                    ============    ============   ============
  Net Loss                          $(12,757,000)   $(12,259,000)  $(10,623,000)
                                    ============    ============   ============
  Loss per share:

  From Continuing Operations        $      (0.45)   $      (0.45)  $      (0.45)
                                    ============    ============   ============
  Net Loss                          $      (0.68)   $      (0.66)  $      (0.57)
                                    ============    ============   ============

_____________________

(1) Losses applicable to common stock are net of preferred stock dividends for the years ended December 31, 1996, 1995, and 1994 in the amount of $8,636,000, $8,636,000, and $8,636,000, respectively.



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